Exhibit 99.1

FOR IMMEDIATE RELEASE

NICOLET BANKSHARES, INC. ANNOUNCES FIRST QUARTER 2018 EARNINGS

•	Net income of $9.6 million, 5% above fourth quarter 2017 and 54% above first quarter 2017
•	Earnings per diluted common share of $0.94, 7% higher than fourth quarter 2017 and 36% higher than first quarter 2017
•	Annualized return on average assets of 1.34%, compared to 1.27% for fourth quarter 2017 and 1.11% for first quarter 2017
•	Strong average loan growth of $47 million or 9% annualized over fourth quarter 2017, and up 32% compared to first quarter 2017

Green Bay, Wisconsin, April 17, 2018 – Nicolet Bankshares, Inc. (NASDAQ: NCBS) (“Nicolet”) announced first quarter 2018 net income of $9.6 million and earnings per diluted common share of $0.94, compared to $9.1 million and $0.88 for fourth quarter 2017, and $6.2 million and $0.69 for first quarter 2017, respectively. Annualized quarterly return on average assets was 1.34%, 1.27% and 1.11%, for first quarter 2018, fourth quarter 2017 and first quarter 2017, respectively.

“We are off to a solid start for the year, with net income of $9.6 million” said Bob Atwell, Chairman and CEO of Nicolet. “First quarter pre-tax income of $12.5 million was slightly lower than $12.8 million for fourth quarter 2017, as our first quarters accommodate fewer earning days, slower mortgage business, and higher expenses that reset in the new year. Tax expense was $0.8 million lower between the linked quarters, benefiting mainly from the reduced corporate tax rate effective for 2018.”

“For 2018, we articulated our goal to continue strong growth in loans, deposits and wealth management revenues, in a cost-effective, profitable manner to sustain a healthy return on average assets,” Atwell said. “Compared to fourth quarter 2017, average loans were up 2%, trust and brokerage fees combined increased 2%, and earnings per diluted share were up 7%. Asset quality remains sound.”

“As a historically acquisitive bank, we just filed a universal shelf registration as a continued measure of preparedness, allowing us to access public markets more readily to raise common or preferred stock. We continue to be active in assessing targeted acquisition opportunities,” said Atwell.

At March 31, 2018, assets were $3.2 billion and deposits were $2.8 billion, both increasing $0.3 billion over December 31, 2017, attributable to a $0.3 billion short-term transactional deposit of a long-standing commercial customer. Excluding the impact of this deposit transaction, total assets and deposits were minimally changed compared to year-end 2017. At March 31, 2018, loans were $2.1 billion, 1% higher than year-end 2017, and quarterly average loans continued on a rising trend, up 2% over fourth quarter 2017, or 9% annualized.

Nonperforming assets declined to $13 million, representing 0.40% of total assets at March 31, 2018, down favorably from 0.49% at December 31, 2017 and 0.70% at March 31, 2017. For first quarter 2018, the provision for loan losses was $0.5 million compared to net charge-offs of $0.4 million. The allowance for loan losses increased to $12.8 million, representing 0.61% of total loans at March 31, 2018, unchanged from 0.61% of total loans at year-end 2017.

Total capital was $364 million at March 31, 2018, unchanged from December 31, 2017, largely due to stock repurchases and net fair value investment changes offsetting first quarter earnings.

During the first quarter of 2018, we utilized $8.0 million to repurchase and cancel approximately 144,600 shares of our common stock pursuant to our 2014 common stock repurchase program, bringing the life-to-cumulative totals to 851,800 shares repurchased for $32.1 million. On February 20, 2018, our board authorized an increase to the program of $12 million or 200,000 shares. As a result, there remains $9.9 million authorized under the repurchase program to be utilized from time-to-time to repurchase shares in the open market, through block transactions or in private transactions as an alternative source of capital.

Net income for the quarter ended March 31, 2018 was $9.6 million, up $0.5 million over $9.1 million for fourth quarter 2017. Net income was up 5% between the linked quarters, while diluted weighted average shares were down 1%, resulting in a 7% increase in diluted earnings per share of $0.94 for first quarter 2018 compared to $0.88 for fourth quarter 2017.

Pre-tax income was down $0.3 million between the linked quarters, largely due to the first quarter having fewer earning days, slower mortgage business, and higher expenses that reset in the new year. First quarter tax expense benefited from the lower corporate tax rate effective in 2018 and a $0.2 million credit for the tax impact of stock option exercises. Tax expense for the fourth quarter was impacted first by the December 2017 passage of the Tax Cuts and Jobs Act, which required companies to evaluate deferred tax positions under the lower corporate tax rate, resulting in $0.9 million of additional tax expense for the net impact of this legislation, and second by a $1.7 million credit for the tax impact of large stock option exercises in that quarter. As a result, the effective tax rate was 23.2% for first quarter 2018 compared to 28.6% for fourth quarter 2017.

Net interest income increased $0.4 million or 1% over fourth quarter 2017, despite fewer earning days, comprised of a $0.9 million increase in interest income (attributable to $0.3 million higher aggregate discount income and higher earning asset volumes) and a $0.5 million increase in interest expense (driven mostly by rising rates).

Between the linked quarters, noninterest income increased $0.2 million or 2%, most notably due to $0.2 million of net gains on the sale of fixed assets, $0.3 million of annual card contract incentives included in other noninterest income, offset by $0.3 million lower net mortgage income on slower seasonal volumes.

Noninterest expense increased $0.8 million or 4% over fourth quarter 2017, as expenses reset with the new year, including increases of $0.4 million or 4% in personnel expense, $0.1 million in occupancy (largely elevated utilities and snowplowing), and $0.3 million or 4% across other line items combined. The increase in personnel was attributable to annual merit increases in pay, in addition to competitive market-based wage changes made more broadly across staff positions at the start of the year, while higher health costs for 2018 were offset by lower incentive expense for 2018 compared to the fourth quarter of 2017.

The timing of Nicolet’s April 2017 First Menasha Bancshares, Inc. (“First Menasha”) acquisition, at approximately 20% of pre-merger assets at the time of acquisition, impacts financial comparisons. Certain income statement results, average balances and related ratios for 2018 include three months of First Menasha operations, versus no contribution of First Menasha in the comparable first quarter 2017 period and two months of contribution in the second quarter 2017. Quarterly results included non-recurring other direct merger and integration pre-tax expenses of $0.2 million and $0.3 million in the first and second quarters of 2017, respectively.

About Nicolet Bankshares, Inc.

Nicolet Bankshares, Inc. is the bank holding company of Nicolet National Bank, a growing, full-service, community bank providing services ranging from commercial and consumer banking to wealth management and retirement plan services. Founded in Green Bay in 2000, Nicolet National Bank operates branches in Northeast and Central Wisconsin and the upper peninsula of Michigan. More information can be found at www.nicoletbank.com.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the federal securities law. Statements in this release that are not strictly historical are forward-looking and based upon current expectations that may differ materially from actual results. These forward-looking statements, identified by words such as “will”, “expect”, “believe,” “prospects” or other words of similar meaning, involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made herein. These risks and uncertainties include, but are not limited to, general economic trends and changes in interest rates, increased competition, regulatory or legislative developments affecting the financial industry generally or Nicolet specifically, the interpretations and impact of the recently enacted tax legislation, changes in consumer demand for financial services, the possibility of unforeseen events affecting the industry generally or Nicolet specifically, the uncertainties associated with newly developed or acquired operations and market disruptions. Nicolet undertakes no obligation to release revisions to these forward-looking statements publicly to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.

Nicolet Bankshares, Inc.

Consolidated Financial Summary (Unaudited)

	At or for the Quarter Ended
(In thousands, except per share data)	3/31/2018	12/31/2017	9/30/2017	6/30/2017	3/31/2017
Results of operations:
Interest income	$30,785	$29,836	$29,454	$26,880	$23,083
Interest expense	3,911	3,329	3,063	2,353	1,766
Net interest income	26,874	26,507	26,391	24,527	21,317
Provision for loan losses	510	450	975	450	450
Net interest income after provision for loan losses	26,364	26,057	25,416	24,077	20,867
Noninterest income	8,824	8,621	10,164	9,085	6,769
Noninterest expense	22,642	21,858	20,862	20,313	18,323
Income before income tax expense	12,546	12,820	14,718	12,849	9,313
Income tax expense	2,908	3,662	5,133	4,440	3,032
Net income	9,638	9,158	9,585	8,409	6,281
Net income attributable to noncontrolling interest	61	55	74	81	73
Net income attributable to Nicolet Bankshares, Inc.	$9,577	$9,103	$9,511	$8,328	$6,208
Earnings per common share:
Basic	$0.98	$0.93	$0.97	$0.88	$0.72
Diluted	$0.94	$0.88	$0.91	$0.83	$0.69
Common Shares:
Basic weighted average	9,765	9,805	9,837	9,516	8,584
Diluted weighted average	10,225	10,368	10,409	9,992	8,958
Outstanding	9,699	9,818	9,799	9,863	8,605
Noninterest Income/Noninterest Expense:
Service charges on deposit accounts	$1,190	$1,237	$1,238	$1,121	$1,008
Mortgage income, net	1,080	1,339	1,774	1,406	842
Trust services fee income	1,606	1,600	1,479	1,485	1,467
Brokerage fee income	1,604	1,544	1,500	1,433	1,259
Card interchange income	1,243	1,268	1,225	1,173	980
Other noninterest income	1,897	1,675	1,643	1,695	1,219
Noninterest income without net gains	$8,620	$8,663	$8,859	$8,313	$6,775
Gain (loss) on sale, disposal or writedown of assets, net	204	(42)	1,305	772	(6)
Total noninterest income	$8,824	$8,621	$10,164	$9,085	$6,769

Personnel expense	$12,492	$12,054	$11,488	$10,983	$9,933
Occupancy, equipment and office	3,787	3,695	3,559	3,223	2,831
Business development and marketing	1,342	1,341	1,113	1,317	929
Data processing	2,320	2,287	2,238	2,207	1,983
FDIC assessments	273	205	205	145	232
Intangibles amortization	1,182	1,181	1,173	1,178	1,163
Other noninterest expense	1,246	1,095	1,086	1,260	1,252
Total noninterest expense	$22,642	$21,858	$20,862	$20,313	$18,323

Nicolet Bankshares, Inc.

Consolidated Financial Summary (Unaudited) - continued

	At or for the Quarter Ended
(In thousands, except per share data)	3/31/2018	12/31/2017	9/30/2017	6/30/2017	3/31/2017
Period-End Balances:
Loans	$2,100,597	$2,087,925	$2,051,122	$2,009,964	$1,618,279
Allowance for loan losses	12,765	12,653	12,610	12,591	12,189
Securities available-for-sale, at fair value	401,130	405,153	408,217	418,286	404,358
Goodwill and other intangibles, net	127,224	128,406	129,588	128,871	86,776
Total assets	3,223,935	2,932,433	2,845,730	2,825,917	2,292,644
Deposits	2,765,090	2,471,064	2,366,951	2,389,971	1,946,271
Stockholders’ equity	363,988	364,178	360,426	352,384	285,022
Book value per common share	37.53	37.09	36.78	35.73	33.12
Tangible book value per common share	24.41	24.01	23.56	22.66	23.04
Average Balances:
Loans	$2,114,345	$2,066,974	$2,035,277	$1,888,320	$1,599,701
Interest-earning assets	2,584,070	2,531,066	2,505,073	2,336,124	2,028,291
Total assets	2,896,533	2,852,400	2,825,542	2,635,925	2,272,836
Deposits	2,436,103	2,385,821	2,377,229	2,214,865	1,929,062
Interest-bearing liabilities	1,925,443	1,835,375	1,854,340	1,779,366	1,526,779
Goodwill and other intangibles, net	127,801	128,980	129,158	115,698	87,344
Stockholders’ equity	366,002	361,455	358,227	329,201	280,188
Financial Ratios*:
Return on average assets	1.34%	1.27%	1.34%	1.27%	1.11
Return on average common equity	10.61	9.99	10.53	10.15	8.99
Return on average tangible common equity	16.31	15.53	16.47	15.64	13.06
Average equity to average assets	12.64	12.67	12.68	12.49	12.33
Earning asset yield	4.81	4.73	4.72	4.67	4.67
Cost of funds	0.82	0.72	0.65	0.53	0.47
Net interest margin	4.20	4.21	4.24	4.27	4.32
Stockholders’ equity to assets	11.29	12.42	12.67	12.47	12.43
Net loan charge-offs to average loans	0.08	0.08	0.19	0.01	0.02
Nonperforming loans to total loans	0.56	0.63	0.70	0.84	0.85
Nonperforming assets to total assets	0.40	0.49	0.55	0.66	0.70
Allowance for loan losses to loans	0.61	0.61	0.61	0.63	0.75
Effective tax rate	23.18	28.56	34.88	34.56	32.56
Selected Tax Items:
Tax expense (benefit) on stock-based compensation	$(159)	$(1,678)	$(15)	$(64)	$(97)
Tax expense (benefit) of tax reform items	-	896	-	-	-

*Income statement-related ratios for partial-year periods are annualized.